March 16, 2026

Jaisim Shah Via email

Dear Jaisim:

This letter (this “Agreement”) sets forth the terms and conditions of your separation from Semnur Pharmaceuticals, Inc. (the “Company”) in connection with your termination of employment.

1.
SEPARATION. Your last day of employment with the Company was March 13, 2026 (the “Separation Date”). You agree that, effective as of the Separation Date, you have resigned from all positions that you held with the Company or any of its subsidiaries and affiliates, including, without limitation, as an employee, officer, manager or director. You acknowledge that your resignation from the Company’s Board of Directors and as an employee of the Company is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. You agree to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request. Notwithstanding anything to the contrary herein, nothing herein shall be deemed to amend or terminate that certain Consulting Agreement by and between you and Scilex Holding Company dated as of September 22, 2025 (the “Consulting Agreement”).

2.
SEVERANCE. (a) If you timely sign this Agreement on or following the Separation Date, deliver the signed agreement to the Company and allow it to become effective and irrevocable no later than sixty (60) days following the Separation Date, and (b) comply with your obligations under this Agreement, then, for a period of six (6) months from the Separation Date, you will receive continued payment of your base salary (at a rate of $1,250,000 per year) in accordance with the Company’s standard payroll practices, commencing on the next regularly scheduled payroll date occurring at least fifteen (15) days after this Agreement becomes effective and irrevocable (the first such payment shall include any base salary that you would have been paid had you remained employed through such payment date). Payments pursuant to this Section 2 will be subject to the Company’s applicable withholding obligations.
3.
Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date, at your own expense for such period.

4.
STOCK OPTIONS. Under the terms of each agreement evidencing your options to purchase shares of the Company’s common stock (the “Options”) and the applicable plan documents, vesting of your Options ceased as of the Separation Date. Your right to exercise any vested shares subject to the Options after the Separation Date, and all other rights and obligations with respect to your Options, will be as set forth in your stock option award agreement, grant notice and applicable plan documents, except that you will be provided with a ninety (90) day extension to exercise your vested Options.
5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and that the Employment Agreement between you and the Company entered into as of September 22, 2025 terminated as of the Separation Date.
6.
Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.
Release of Claims.

(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you, for yourself personally and your representatives, heirs, executors, administrators, successors and assigns, hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment or service with the Company or the termination of that employment or service; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company or its affiliates; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code, the California Equal Pay Act, and the Age Discrimination in Employment Act (“ADEA”). You acknowledge that you have been advised, as required by California

Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period (of at least five

(5) days) in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have at least twenty-one

(21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

(d)
Unknown Claims. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)
Exceptions. Notwithstanding anything to the contrary herein, you are not releasing any Released Party from: (i) any obligation of the Company to indemnify you pursuant to pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims for breach of this Agreement; (iv) any claims arising after you sign this Agreement; (v) any claims arising under the Consulting Agreement; and (vi) any claims arising under this Agreement.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and

Exchange Commission or any other federal, state or local governmental agency or commission

(“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.
RETURN OF COMPANY PROPERTY. You represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property previously in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement.
9.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under the Employee Confidential Information and Inventions Assignment Agreement between you and the Company (the “Confidentiality Agreement”), which is incorporated herein by reference.
10.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. The Company agrees to instruct its officers and directors not to disparage you in any manner likely to be harmful to your business or personal reputation. Notwithstanding the foregoing, either party may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from (a) making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights,” or (b) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The parties agree that in response to any reference request from a prospective employer, the Company will provide the agreed reference statement attached hereto as Exhibit A, which shall include confirmation of your dates of employment, positions held, and a neutral statement regarding your departure.

11.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as expressly permitted under the section of this Agreement entitled “Protected Rights”, assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
12.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
13.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
14.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.
DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C.

§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara County, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Employment Arbitration Rules & Procedures (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) have authority to hear and decide any dispositive motion practice, consistent with the rules of the Federal Rules of Civil Procedure; and

(c) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees, except that you will pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fee as you would have instead paid had you filed a complaint in a court of law. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.
SECTION 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each installment payment is intended to be a separate payment, the collective payments are intended to be exempt from, or comply with, the requirements of Section 409A, and this Agreement shall be interpreted consistent with that intent. To the extent any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A and you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) as of the Separation Date, such payment shall not be made or commence until the first business day following the six-month anniversary of the Separation Date (the “Delayed Payment Date”), or, if earlier, your death. Any payments that would otherwise have been made during such six-month period shall be accumulated and paid in a lump sum on the Delayed Payment Date, without interest. The determination of whether you are a “specified employee” shall be made by the Company in accordance with its established methodology for such determination. Payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year

17.
INDEMNIFICATION. The Company hereby affirms your rights to indemnification and advancement of expenses under the Company’s Certificate of Incorporation, Bylaws, and any indemnification agreement between you and the Company, which rights shall survive the termination of your employment. The Company agrees that for a period of six (6) years following the Separation Date, the Company shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering you with respect to your acts and omissions occurring during your service as an officer and/or director of the Company, on terms no less favorable than those in effect on the Separation Date, or, if the Company purchases a “tail” or “runoff” policy, such policy shall provide coverage for the same period on substantially equivalent terms. The Company further agrees that, to the fullest extent permitted by applicable law, it shall advance to you all reasonable attorneys' fees and expenses incurred by you in connection with any proceeding arising out of or relating to your service to the Company, promptly upon receipt of an undertaking by you to repay such amounts if it is ultimately determined that you are not entitled to indemnification.

18.
Miscellaneous. This Agreement and the Confidentiality Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. This Agreement must become effective and irrevocable no later than sixty (60) days following the Separation Date in order for you to receive the severance benefits described herein and the Company will have no obligation to provide such benefits if this Agreement does not become effective and irrevocable within that timeframe.

[Signature page follows]

We wish you the best in your future endeavors. Sincerely,

By:/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.

Executive Chairman of Semnur Pharmaceuticals

I have read, understand and agree fully to the foregoing Agreement:

/s/ Jaisim Shah

Jaisim Shah

Date: March 17, 2026

EXHIBIT A

Scilex Holding CEO & President, 3/18/2019 – 8/17/2025 Scilex Holding Board Member, 3/18/2019 – 9/22/2025

Semnur Pharmaceuticals, Inc. CEO & President, 3/18/2019 – 3/13/2026 Semnur Pharmaceuticals, Inc. Board Member, 9/22/2025 – 3/13/2026